EXHIBIT 99(a)





                            For further information contact:
                                             First Commerce:
            Holly Hobson (504) 623-2917 (Analysts/Investors)
                          Ed Marshall (504) 623-1872 (Media)
                    BANC ONE: John A. Russell (614) 248-5989


FOR RELEASE: October 20, 1997


  FIRST COMMERCE IN LOUISIANA TO JOIN BANC ONE CORPORATION


     BANC ONE CORPORATION (NYSE: ONE) and First Commerce

Corporation (NASDAQ: FCOM), a multi-bank holding company

headquartered in New Orleans, Louisiana jointly announced

today that they have signed a definitive agreement for the

merger of First Commerce with BANC ONE CORPORATION.  The

announcement was made by John B. McCoy, Chairman and Chief

Executive Officer of BANC ONE, and Ian Arnof, President and

Chief Executive Officer of First Commerce Corporation.

     Terms of the agreement call for First Commerce

Corporation shareholders to receive 1.28 shares of BANC ONE

stock for each share of First Commerce.  The value of the

transaction is approximately $3 Billion based on BANC ONE's

closing share price on Friday, October 17, 1997.

     McCoy said, "This is an important affiliation for us in

that our stated objective is to be one of the top three

banks in the markets we serve.  BANC ONE currently operates

Bank One, Louisiana which has assets of approximately $5.5

billion.  Combined, these two affiliates will become the

largest bank in Louisiana as well as the largest in five of

the top six markets in the state."

     Arnof said, "We are very pleased to be joining BANC

ONE.  The combination of our Louisiana franchises creates a

very strong organization and certainly makes sense in light

of the consolidation taking place in our industry today.

This association will permit us to play an even more

significant role in the strong economic growth we are

experiencing in Louisiana."  It is anticipated that First

Commerce will join with Bank One, Louisiana at the end of

the first quarter of 1998.

     First Commerce had assets of approximately $9.3 billion

at the end of the third quarter 1997 and operates six

Louisiana banks in Alexandria, Baton Rouge, Lafayette, Lake

Charles, Monroe and New Orleans.

     BANC ONE CORPORATION had managed total assets of $140.7

billion and common equity of $9.7 billion at June 30, 1997.

BANC ONE currently operates more than 1,200 offices in 12

states.  BANC ONE also owns several additional corporations

that engage in a full range of financial services.

Information about BANC ONE's financial results and its

products and services can be accessed on the Internet at:

http://www.bankone.com and through InvestQuest at

http://www.investquest.com or Fax-on-demand: (614) 844-3860.